Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results

- Continued execution on two proof-of-concept clinical trials for JTX-8064 and Vopratelimab, INNATE and SELECT, with clinical data on track for 2022 -
- JTX-1484, a new antagonist antibody targeting LILRB4, enters IND-enabling activities representing the fifth internally discovered development program -
- Ended 2021 with $220.2 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., March 2, 2022 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the fourth quarter and year ended December 31, 2021 and provided a corporate update.
“2021 proved to be a very productive year with significant progress in our two clinical proof of concept programs, while continuing our commitment to discovery of novel therapeutic candidates. As we enter 2022, we are strongly positioned for clinical data read outs from INNATE and SELECT, with a cash runway to extend beyond important inflection points. Our novel therapeutics and biomarker approaches are aimed at bringing meaningful clinical benefit to important areas of unmet need, especially those patients whose tumors are PD-(L)1 inhibitor resistant,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “Our approaches to targeting different types of immune cells in the tumor microenvironment are driven by the evolving needs of patients and supported by the science underlying immune cells interactions, with the goal of generating improved anti-tumor immune response. We believe Jounce is well poised to further our goal of bringing the right immunotherapies to the right patients.”
Pipeline Update and Highlights:
JTX-8064 (LILRB2 / ILT4)
•Completed JTX-8064 monotherapy and pimivalimab combination dose escalation portions of the INNATE trial. As the company previously announced, JTX-8064 had an acceptable safety profile with no observed dose limiting toxicities in the completed dose escalation portion of INNATE. Jounce selected a recommended phase 2 dose of 700 mg to be utilized in the expansion cohorts.
•Initiated enrollment in indication-specific JTX-8064 monotherapy and pimivalimab combination expansion cohorts in the Phase 2 portion of the INNATE trial: In October 2021, Jounce announced the commencement of the enrollment in eight indication-specific monotherapy and combination expansion cohorts in patients with advanced solid tumors.

Vopratelimab (ICOS) and pimivalimab (PD-1)
•Continued enrollment in Phase 2 SELECT trial of vopratelimab: SELECT is a randomized Phase 2 trial to evaluate vopratelimab in combination with pimivalimab versus pimivalimab alone in immunotherapy naïve, TISvopra biomarker-selected, second line non-small cell lung cancer patients. The SELECT trial will also provide important single agent data for pimivalimab in a new biomarker selection paradigm. Jounce is on track to report data from the SELECT trial in the second half of 2022.
•Continued to advance pimivalimab as a combination agent: Pimivalimab is a PD-1 inhibitor intended for combination with Jounce’s broad pipeline with its two ongoing proof of concept studies, the INNATE trial and the SELECT trial.
JTX-1484 (LILRB4/ILT3)
•JTX-1484 is the most recent product candidate to emerge from our Translational Science Platform. JTX-1484 is a monoclonal antibody designed to block human LILRB4 expressed on immune-suppressive myeloid cells in the tumor microenvironment with the potential to reduce immune suppression of and enhance T cell functionality. JTX-1484 is currently in IND-enabling activities, with the goal of filing an IND in 2023.
Discovery Pipeline
•Productive discovery engine with the goal of an IND every 12 to 18 months: Jounce continues to invest in and advance its growing immuno-oncology pipeline. Its discovery engine is built upon the capability to thoroughly investigate different cell types in the tumor microenvironment, including T cells and myeloid cells.
Fourth Quarter and Full Year 2021 Financial Results:
•Cash position: As of December 31, 2021, cash, cash equivalents and investments were $220.2 million, compared to $213.2 million as of December 31, 2020. The increase in cash, cash equivalents and investments was primarily due to receipt of $90.9 million in net proceeds from the follow-on public offering and sales under Jounce’s at-the-market offering program completed in the first quarter of 2021, and receipt of a $25.0 million milestone from Gilead Sciences, Inc., or Gilead, in the third quarter of 2021, offset by operating expenses incurred.
•License and collaboration revenue: No license and collaboration revenue was recognized during the fourth quarter of 2021. Jounce recognized $62.3 million of license and collaboration revenue for the same period in 2020. License and collaboration revenue was $26.9 million for the full year 2021, compared to $62.3 million for the full year 2020. Revenue recognized during 2021 was related to milestone achievement and completion of research and transition services under Jounce’s license agreement with Gilead (the “Gilead License Agreement”). Revenue recognized during 2020 was related to the grant of the GS-1811, formerly JTX-1811, license and performance of research and transition services under the Gilead License Agreement.

•Research and development expenses: Research and development expenses were $23.1 million for the fourth quarter of 2021, compared to $20.0 million for the same period in 2020. Research and development expenses were $89.0 million for the full year 2021, compared to $78.7 million for the full year 2020. The increase in research and development expenses for the full year 2021 was due to $5.1 million of increased research and development expenses primarily associated with manufacturing activities for our development programs; $2.9 million of increased employee compensation costs; and $2.6 million of increased clinical and regulatory expense primarily attributable to our INNATE and SELECT clinical trials.
•General and administrative expenses: General and administrative expenses were $7.2 million for the fourth quarter of 2021, compared to $6.9 million for the fourth quarter of 2020. General and administrative expenses were $29.0 million for the full year 2021, compared to $28.8 million for the full year 2020. The increase in general and administrative expenses for full year 2021 was primarily attributable to increased other administrative costs.
•Net (loss) income: Net loss was $30.2 million for the fourth quarter of 2021, resulting in basic and diluted net income per share of $0.59. Net income was $35.5 million for the same period in 2020, resulting in basic net income per share of $0.90 and diluted net income per share of $0.86. Net loss was $90.9 million for the full year 2021, resulting in basic and diluted net loss per share of $1.82. Net loss was $43.8 million for the full year 2020, resulting in basic and diluted net loss per share of $1.24. The increase in net loss and net loss per share was attributable to increased operating expenses and reduced revenue recognized under the license agreement with Gilead and during the year ended 2021 as compared to 2020.
Financial Guidance:
Based on its current operating and development plans, Jounce reiterates its financial guidance for 2022. Gross cash burn on operating expenses and capital expenditures for the full year 2022 is expected to be approximately $115.0 million to $130.0 million. Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the third quarter of 2023.
Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 8998936. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About JTX-8064
JTX-8064 is a humanized IgG4 monoclonal antibody designed to specifically bind to Leukocyte Immunoglobulin Like Receptor B2 (LILRB2/ILT4) and block interactions with its ligands. JTX-8064 is the first tumor-associated macrophage candidate developed from Jounce’s Translational Science Platform. Preclinical data presented at the 2020 Society for Immunotherapy of Cancer’s Annual Meeting and the 2019 and 2021 American Association for Cancer Research Annual Meetings support the development of JTX-8064 as a novel immunotherapy to reprogram immune-suppressive macrophages and enhance anti-tumor immunity. A Phase 1/2 clinical trial named INNATE (NCT04669899) of JTX-8064 as a monotherapy and in combination with Jounce’s internal anti-PD-1 inhibitor, pimivalimab (formerly JTX-4014) is currently enrolling patients with advanced solid tumors into tumor-specific expansion cohorts.
About Pimivalimab
Pimivalimab (formerly JTX-4014) is a well-characterized fully human IgG4 monoclonal antibody designed to block binding to PD-L1 and PD-L2. Pimivalimab demonstrated a 17% durable overall response rate in a Phase 1 trial of 18 heavily pre-treated PD-(L)1 inhibitor naïve patients, which excluded all tumor types for which PD-(L)1 inhibitors were approved. In this Phase 1 trial, pimivalimab was shown to have an acceptable safety profile. Pimivalimab is currently being assessed in the INNATE Phase 1 trial (NCT04669899) in combination with JTX-8064, a LILRB2 (ILT4) inhibitor. Pimivalimab is also being assessed in the SELECT Phase 2 clinical trial (NCT04549025) in combination with vopratelimab, a clinical-stage monoclonal antibody that binds to and activates ICOS, the Inducible T cell CO-Stimulator, a protein on the surface of certain T cells commonly found in many solid tumors.
About Vopratelimab
Vopratelimab is a clinical-stage monoclonal antibody that binds to and activates ICOS, the Inducible T cell CO-Stimulator, a protein on the surface of certain T cells commonly found in many solid tumors. Vopratelimab is currently being assessed in the SELECT Phase 2 clinical trial (NCT04549025) in combination with Jounce’s internal investigational PD-1 inhibitor, pimivalimab (formerly JTX-4014), compared to pimivalimab alone. The SELECT trial is currently enrolling approximately 75 immunotherapy naïve NSCLC patients who have been pre-selected with the TISvopra predictive biomarker, an 18 gene RNA tumor inflammation signature which predicted the emergence of ICOS hi CD4 T cells and clinical benefit in the ICONIC trial of vopratelimab alone and in combination with a PD-1 inhibitor. SELECT is powered to demonstrate the statistical superiority of the combination of vopratelimab plus pimivalimab compared to pimivalimab.

About Jounce Therapeutics:
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. JTX-8064 is currently being investigated alone and in combination with pimivalimab (formerly JTX-4014), Jounce’s internal PD-1 inhibitor, in one monotherapy and seven indication-specific combination therapy cohorts in the Phase 1/2 INNATE trial and is currently enrolling patients with advanced solid tumors in the Phase 2 portion of the study. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. Pimivalimab is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to GS-1811 (formerly JTX-1811), a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, gross cash burn, operating expenses and capital expenditures; the timing, initiation, progress, results of and release of data for clinical trials of Jounce’s product candidates, including JTX-8064, vopratelimab and pimivalimab; the timing of an IND filing for JTX-1484 may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as,” “aim,”, “expect,” “goal,” “intend,” “on track,” “plan,” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of delaying enrollment and completion of Jounce’s ongoing clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; risks that invasion of Ukraine and political unrest in the surrounding region may disrupt clinical trial activities, which may adversely affect the completion of Jounce’s ongoing clinical trials, or delay timelines or data disclosures; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
License and collaboration revenue—related party	$—	$62,339	$26,907	$62,339
Operating expenses:
Research and development	23,084	20,019	88,979	78,690
General and administrative	7,198	6,899	28,984	28,766
Total operating expenses	30,282	26,918	117,963	107,456
Operating income (loss)	(30,282)	35,421	(91,056)	(45,117)
Other income, net	55	51	199	1,289
Income (loss) before provision for income taxes	(30,227)	35,472	(90,857)	(43,828)
Provision for income taxes	6	—	15	14
Net income (loss)	$(30,233)	$35,472	$(90,872)	$(43,842)
Net income (loss) per share, basic	$(0.59)	$0.90	$(1.82)	$(1.24)
Net income (loss) per share, diluted	$(0.59)	$0.86	$(1.82)	$(1.24)
Weighted-average common shares outstanding, basic	51,246	39,434	49,931	35,426
Weighted-average common shares outstanding, diluted	51,246	41,442	49,931	35,426

Jounce Therapeutics, Inc. Selected Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	December 31,
	2021		2020
Cash, cash equivalents and investments	$220,223		$213,188
Working capital	$171,929		$192,067
Total assets	$252,696		$244,236
Total stockholders’ equity	$223,805		$211,294

Investor and Media Contacts:
Eric Laub
+1-857-259-3853
elaub@jouncetx.com